Exhibit 99.1

    Steelcase Reports Growth in Third Quarter Revenue and Profits

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Dec. 17, 2004--Steelcase Inc. (NYSE:SCS) today reported revenue totaling $674.1 million for its third quarter ended November 26, 2004. Revenue for this quarter increased 9.7 percent compared to $614.5 million in the prior year quarter and was up 3.5 percent from the second quarter of fiscal 2005.
    Revenue included $19.8 million of sales from dealers consolidated in fiscal 2005 and $9.6 million from the impact of the steel surcharge implemented in North America during the first quarter. The third quarter also benefited by $11.2 million from favorable currency translation effects in the company's International segment compared to last year.
    Steelcase reported net income of $10.1 million, or $0.07 per share, for the third quarter of fiscal 2005, better than company estimates of breakeven to $0.05 per share. This compares to a net loss of $(9.5) million, or $(0.06) per share in the same quarter of the prior year. Reported results include net restructuring charges of $(1.2) million after-tax and a $6.5 million tax reserve reduction. This reserve was originally taken in response to a fiscal 1997 tax deduction challenged by the IRS. The company now expects the matter will be favorably settled given a recent case precedent.
    Gross margins of 27.9 percent in the third quarter were up from
27.1 percent in the prior year quarter, primarily because of lower restructuring costs in the current quarter. On a sequential quarter basis, higher discounts, higher material costs, disruption related to plant consolidations and inventory adjustments caused margins to decline from 30.0 percent in the second quarter.
    Steelcase reduced operating expenses as a percent of sales to 27.0 percent from 27.8 percent in the prior year and 27.3 percent in the second quarter. This improvement was related to continued cost control and leverage from higher sales volume, partially offset by variable compensation accruals. Operating expenses increased in absolute dollars compared to the prior year because of newly consolidated dealers and unfavorable currency translation effects.
    Other income included gains on venture investments of $2.2 million after-tax in the third quarter.
    The company is profitable on a year to date basis with reported net income of $11.7 million. Year-to-date income from continuing operations is $10.7 million compared with a loss of $(27.5) million for the same period last year.
    "We continue to build momentum in the form of increased revenues across each of our business segments," said James P. Hackett, president and CEO. "We are also improving profitability despite challenges created by rising raw material prices around the world."
    Steelcase increased cash by $32 million to $272 million in the third quarter. The company reduced debt by $4 million, to a quarter-end balance of $325 million.
    "We continue to generate positive cash flow, and have now accumulated the largest cash balance since we've been a public company," said James P. Keane, chief financial officer. "We've also strengthened our balance sheet by reducing our debt during the quarter and since the beginning of the year."

    Outlook

    Incoming orders increased in the third quarter across all business segments. It is typical for orders to slow down during the fourth quarter, particularly in North America and there are some signs of that pattern developing in early December. However, given a strong backlog going into the fourth quarter, the company expects significant year-over-year revenue growth.
    Steelcase expects to report fourth quarter revenue comparable to the third quarter and approximately 20 percent higher than the prior year. The company expects earnings to approximate breakeven, including anticipated restructuring charges of $(3) to $(6) million after-tax in the fourth quarter. The company expects to be profitable for the year.
    Mr. Hackett concluded, "We expect to be profitable this year thanks to the hard work of Steelcase employees. We have a lot of work still ahead of us, but the strategies are working and the impact is beginning to be reflected in our financial performance."

    Webcast

    Steelcase will webcast its conference call reviewing third quarter financial results today at 11:00 a.m. EDT. Links to the webcast are available at www.steelcase.com. Accompanying presentation slides are available on the company's website. A replay of the webcast can be accessed on the site after the call through January 17, 2005.


Business Segment Results
(in millions)
                        Third Quarter          Sequential Quarters
                      Three Months Ended       Three Months Ended
                      ------------------       ------------------

                   Nov 26, Nov 28,  % Inc   Nov 26, Aug 27,   % Inc
                    2004    2003    (Dec)    2004    2004     (Dec)
                   ------- ------- -------- ------- ------- ----------
Revenue
North America (1)  $368.8  $336.4      9.6% $368.8  $365.6        0.9%
Steelcase Design
 Partnership (2)     83.0    70.3     18.1%   83.0    80.7        2.9%
International (3)   155.5   148.2      4.9%  155.5   131.9       17.9%
Other (4)            66.8    59.6     12.1%   66.8    72.8      (8.2)%
                   ------- -------          ------- -------
 Consolidated
  Revenue          $674.1  $614.5      9.7% $674.1  $651.0        3.5%
                   ======= =======          ======= =======

Operating Income
North America        $2.6   $(2.3)            $2.6   $10.1
Steelcase Design
 Partnership          7.7     3.0              7.7     7.7
International        (1.0)   (1.6)            (1.0)   (2.5)
Other (4)            (3.1)   (5.1)            (3.1)    1.5
                   ------- -------          ------- -------
 Consolidated
  Operating
  Income/(Loss)      $6.2   $(6.0)            $6.2   $16.8
                   ======= =======          ======= =======

Operating Margin
 Percent              0.9%  (1.0)% 1.9 pts.    0.9%    2.6% (1.7) pts.


                                                  Year-to-date
                                                Nine Months Ended
                                                -----------------

                                            Nov 26,   Nov 28,   % Inc
                                            2004      2003     (Dec)
                                          --------- --------- --------
Revenue
North America (1)                         $1,062.5    $978.6      8.6%
Steelcase Design Partnership (2)             234.1     210.7     11.1%
International (3)                            421.6     398.5      5.8%
Other (4)                                    204.6     194.4      5.2%
                                          --------- ---------
 Consolidated Revenue                     $1,922.8  $1,782.2      7.9%
                                          ========= =========

Operating Income
North America                                 $6.3    $(18.2)
Steelcase Design Partnership                  18.8      10.5
International                                 (5.3)    (18.0)
Other (4)                                     (1.9)     (7.4)
                                          --------- ---------
 Consolidated Operating Income/(Loss)        $17.9    $(33.1)
                                          ========= =========

Operating Margin Percent                       0.9%    (1.9)% 2.8 pts.

Business Segment Footnotes
(1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
(2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
(3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
(4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses.


    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2004 revenue was approximately $2.3 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 35 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. Statements and financial discussion and analysis contained in this report that are not historical facts are forward-looking statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: competitive and general economic conditions and uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure; pricing changes by the company, its competitors or suppliers; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; changes in relationships with customers, suppliers, employees and dealers, the mix of products sold and of customers purchasing (including large project business); the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the success of the company's investment in certain ventures; the company's ability to successfully: implement list price increases; resolve disputed tax deductions with the IRS; reduce its costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, reduction of business complexity, culling products and global supply chain management; the company's ability to successfully implement a surcharge relating to cost increases in steel; implement technology initiatives; integrate acquired businesses; migrate to a less vertically integrated manufacturing model; implement lean manufacturing principles; initiate and manage alliances; manage consolidated dealers; possible acquisitions or divestitures by the company; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 27, 2004 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)

                               Three Months Ended   Nine Months Ended
                               ---------------------------------------
                               Nov. 26,  Nov. 28,  Nov. 26,  Nov. 28,
                                 2004      2003      2004      2003
----------------------------------------------------------------------
Revenue                          $674.1    $614.5  $1,922.8  $1,782.2
Cost of sales                     484.4     443.2   1,365.5   1,279.4
Restructuring costs                 1.4       4.6       6.5      22.1
                               --------- --------- --------- ---------
    Gross profit                  188.3     166.7     550.8     480.7
Operating expenses                181.8     170.6     530.6     506.9
Restructuring costs                 0.3       2.1       2.3       6.9
                               --------- --------- --------- ---------
    Operating income (loss)         6.2      (6.0)     17.9     (33.1)
Interest expense                   (5.3)     (4.0)    (16.1)    (13.9)
Other income (expense), net         4.3      (4.6)      4.2       3.6
                               --------- --------- --------- ---------
    Income (loss) from
     continuing operations
     before income tax benefit      5.2     (14.6)      6.0     (43.4)
Income tax benefit                 (4.9)     (5.1)     (4.7)    (15.9)
                               --------- --------- --------- ---------
   Income (loss) from
    continuing operations          10.1      (9.5)     10.7     (27.5)
Income and gain from
 discontinued operations, net
 of applicable taxes                 --        --       1.0      22.7
                               --------- --------- --------- ---------
   Net income (loss)              $10.1     $(9.5)    $11.7     $(4.8)
                               ========= ========= ========= =========
Basic and diluted per share
 data:
 Income (loss) from continuing
  operations                      $0.07    $(0.06)    $0.07    $(0.18)
 Income and gain from
  discontinued operations            --        --      0.01      0.15
                               --------- --------- --------- ---------
 Earnings                         $0.07    $(0.06)    $0.08    $(0.03)
                               ========= ========= ========= =========
Dividends declared per common
 share                            $0.06     $0.06     $0.18     $0.18
                               ========= ========= ========= =========
Weighted average shares
 outstanding - basic              147.9     147.6     147.8     147.6
                               ========= ========= ========= =========
Weighted average shares
 outstanding - diluted            148.2     147.8     148.1     147.7
                               ========= ========= ========= =========


                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)

                                                 (Unaudited)
                                                   Nov. 26,  Feb. 27,
                                                     2004      2004
                                                 ----------- ---------
                     ASSETS
Current assets:
  Cash and cash equivalents                      $    271.9  $  262.2
  Accounts receivable, net                            406.5     362.2
  Notes receivable and investment in leases, net       63.9      75.4
  Inventories                                         133.7     114.4
  Other current assets                                122.1     127.8
                                                 ----------- ---------
             Total current assets                     998.1     942.0

Property and equipment, net                           658.6     713.8
Notes receivable and investment in leases, net         44.2      65.8
Goodwill and other intangible assets, net             291.8     298.3
Other assets                                          363.4     330.5
                                                 ----------- ---------
             Total assets                        $  2,356.1  $2,350.4
                                                 ----------- ---------

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $    180.2  $  161.8
  Short-term borrowings and current portion of
   long-term debt                                      66.5      34.4
  Accrued expenses:
       Employee compensation                          107.1      94.0
       Employee benefit plan obligations               30.7      33.9
       Other                                          220.9     219.2
                                                 ----------- ---------
             Total current liabilities                605.4     543.3
                                                 ----------- ---------

Long-term liabilities:
  Long-term debt                                      258.6     319.6
  Employee benefit plan obligations                   239.1     241.0
  Other long-term liabilities                          42.7      41.2
                                                 ----------- ---------
             Total long-term liabilities              540.4     601.8
                                                 ----------- ---------
             Total liabilities                      1,145.8   1,145.1
                                                 ----------- ---------

Shareholders' equity:
  Common stock                                        297.6     289.8
  Accumulated other comprehensive loss                (29.1)    (43.5)
  Deferred compensation - restricted stock             (3.6)     (1.4)
  Retained earnings                                   945.4     960.4
                                                 ----------- ---------
             Total shareholders' equity             1,210.3   1,205.3
                                                 ----------- ---------
             Total liabilities and shareholders'
              equity                             $  2,356.1  $2,350.4
                                                 ----------- ---------


                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)

                                                        (Unaudited)
                                                     Nine Months Ended
                                                     Nov. 26, Nov. 28,
                                                       2004     2003
                                                     -------- --------
OPERATING ACTIVITIES
Net income (loss)                                    $  11.7  $  (4.8)
Depreciation and amortization                           95.8    106.8
Gain on sale of net assets of discontinued
 operations                                               --    (31.9)
Changes in operating assets and liabilities            (59.2)   (36.3)
Other, net                                             (14.0)    29.3
                                                     -------- --------
Net cash provided by operating activities               34.3     63.1
                                                     -------- --------

INVESTING ACTIVITIES
Capital expenditures                                   (37.0)   (29.8)
Proceeds from the disposal of fixed assets              16.4     17.8
Net proceeds on sale of net assets of discontinued
 operations                                               --     47.9
Proceeds from the sales of leased assets                 4.7     39.8
Net proceeds from repayments of leases                  26.4      5.3
Net (increase) decrease in notes receivable              8.3    (21.5)
Other, net                                               2.6     (8.4)
                                                     -------- --------
Net cash provided by investing activities               21.4     51.1
                                                     -------- --------

FINANCING ACTIVITIES
Long-term debt repayments, net                          (4.2)   (14.9)
Short-term borrowings (repayments), net                (25.1)    (2.7)
Common stock issuance                                    3.2      0.4
Dividends paid                                         (26.7)   (26.6)
                                                     -------- --------
Net cash used in financing activities                  (52.8)   (43.8)
                                                     -------- --------
Effect of exchange rate changes on cash and cash
 equivalents                                             6.8      1.8
                                                     -------- --------
Net increase in cash and cash equivalents                9.7     72.2
Cash and cash equivalents, beginning of period         262.2    128.9
                                                     -------- --------
Cash and cash equivalents, end of period             $ 271.9  $ 201.1
                                                     -------- --------

    CONTACT: Steelcase Inc.
             Investor Contact: Raj Mehan, 616-698-4734
             Media Contact: Lisa Kerr, 616-698-4487